Exhibit 99.1

                   FNB Corp. Announces First Quarter Results

     ASHEBORO, N.C.--(BUSINESS WIRE)--April 16, 2004--FNB Corp. (NASDAQ: FNBN), the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company, today announced its financial results for the first quarter of 2004. Net income for the first quarter decreased to $1.952 Million, or $.33 per diluted share, from $2.262 Million, or $.40 per diluted share, in the same period of 2003.
     At March 31, 2004, total assets were $814,321,000, loans were $580,159,000 and deposits were $616,906,000. Return on average equity on an annualized basis for the first quarter of 2004 was 9.41%, and return on average assets was .99%. Return on tangible equity and assets (calculated by deducting average goodwill from average equity and from average assets) amounted to 11.72% and 1.01%, respectively.
     The merger of Dover Mortgage Company with FNB Corp., effective April 1, 2003, was accounted for as a purchase business combination and, accordingly, there was no restatement of prior period financial information.
     Net interest income declined $225,000 or 3.3% in the first quarter of 2004 compared to the same period in 2003, reflecting the continuing negative effect of the prolonged low-rate environment on the net interest margin. However, while there was a decline in the net interest margin from 4.11% in the 2003 first quarter to 3.84% in the 2004 first quarter, the margin rate was unchanged from the 2003 fourth quarter.
     Noninterest income increased $837,000 or 30.3% in the first quarter of 2004 compared to the same period of 2003, due primarily to the addition of Dover Mortgage Company to the FNB Corp. mortgage banking operations and due to growth in wealth management services revenues. Noninterest expense increased $1,084,000 or 18.0% due largely to the Dover acquisition and increases in personnel, pension and benefit expense in other operations.
     In commenting on first quarter results, FNB Chairman Michael C. Miller noted that First National Bank & Trust had opened its Greensboro loan production office in February. "Greensboro is a natural extension of our existing markets, and our team already has made a positive impact on our loan growth," commented Miller. "Rowan Bank has opened a loan office in Concord in March, and is showing positive impact from that move deeper into the greater Charlotte MSA. We're excited to add these growth markets to our growing franchise."
     Miller continued: "With our growth in assets, we are also looking to improve our profitability, which has not been up to our standards. Declines in net interest margins due to the current rate environment and in mortgage revenue due to the slowing of refinancings provide challenges in the short term. We are actively acquiring new customers through checking and other promotions and expansions which should add to our earnings, strength and stability over the long run."
     At March 31, 2004, the allowance for loan losses was $6,330,000, amounting to 1.12% of loans held for investment compared to 1.14% at December 31, 2003 and 1.22% at March 31, 2003. The provision for loan losses recorded in the first quarter of 2004 was $270,000 compared to the $250,000 provision recorded in the same period of 2003. As of March 31, 2004, nonperforming loans were $5,725,000 in total compared to $5,993,000 and $7,098,000 as of December 31, 2003 and March 31, 2003, respectively. Nonaccrual loans and accruing loans past due 90 days or more amounted to $4,668,000 and $1,057,000, respectively at March 31, 2004, $5,235,000 and $758,000 at December 31, 2003, and $4,525,000 and $2,573,000 at
March 31, 2003. Loans considered impaired as of March 31, 2004 totaled $1,905,000 (all of which was also on nonaccrual status) compared to $1,963,000 and $3,242,000 as of December 31, 2003 and March 31, 2003, respectively.

     FNB Corp. is the central North Carolina-based bank holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. First National Bank and Trust (www.fnbnc.com) operates seventeen community offices in Archdale, Asheboro, Biscoe, Ellerbe, Laurinburg, Pinehurst, Ramseur, Randleman, Rockingham, Seagrove, Siler City, Southern Pines and Trinity and a loan production office in Greensboro. Rowan Bank (www.rowanbank.com) operates three community offices in China Grove, Kannapolis and Salisbury and a loan production office in Concord. Dover Mortgage Company (www.dovermortgage.com) operates six mortgage production offices in Charlotte, Goldsboro, Greenville, Lake Norman, Raleigh and Wilmington. Through its subsidiaries, FNB offers a complete line of consumer, mortgage and business banking services, including loan, deposit, cash management, trust and wealth management and internet banking services. Deposits are insured by the Federal Deposit Insurance Corporation.
     FNB Corp. stock is traded on the Nasdaq National Market System under the symbol "FNBN". Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners LLC, Ferris Baker Watts, Knight Securities, Ryan, Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

     This news release contains forward-looking statements. Such statements are subject to certain factors which may cause the company's results to vary from those expected, including the risks set forth from time to time in the company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.


                      FNB Corp. and Subsidiaries
                  CONSOLIDATED FINANCIAL INFORMATION
                 (In thousands except per share data)

                                      Three Months Ended
                                          March 31,
                                      ------------------
                                   2004                2003
                                  ------              ------
SUMMARY OF OPERATIONS

Interest income:
     Loans                   $    7,973          $    8,161
     Investment securities:
         Taxable income             936               1,583
         Non-taxable income         439                 330
     Other                           29                  99
                                  -----               -----
         Total interest income    9,377              10,173
Interest expense                  2,850               3,421
                                  -----               -----
Net interest income               6,527               6,752
Provision for loan losses           270                 250
                                  -----               -----
Net interest income after
     provision for loan losses    6,257               6,502
Noninterest income                3,600               2,763
Noninterest expense               7,097               6,013
                                  -----               -----
Income before income taxes        2,760               3,252
Income taxes                        808                 990
                                  -----               -----
Net income                   $    1,952          $    2,262
                                  =====               =====
Per share data:
     Net income:
         Basic               $      .34        $        .42
         Diluted                    .33                 .40
     Cash dividends declared        .15                 .14


                                 March 31,              December 31,
                            ------------------------------------------
                             2004          2003             2003
                            ------------------------------------------
BALANCE SHEET INFORMATION

Total assets              $814,321      $769,666          $773,245
Cash and due from banks     18,912        22,727            17,164
Investment securities      135,329       149,606           144,259
Loans                      580,159       509,458           551,913
Other earning assets        29,236        46,318             9,960
Goodwill                    16,335        12,601            16,325
Deposits                   616,906       604,396           597,925
Other interest-bearing
 liabilities               107,416        83,694            86,721
Shareholders' equity        83,110        74,599            81,458

Per share data:
   Book value           $    14.53    $    13.60        $    14.32
   Closing market price      21.31         25.44             21.18


     FNB Corp. is the holding company for First National Bank and Trust Company, Rowan Bank and Dover Mortgage Company. Dover was acquired effective April 1, 2003 under a merger transaction accounted for as a purchase business combination. Prior period financial information has not been restated. FNB Corp. stock is traded on the Nasdaq National Market System under the symbol "FNBN".
     Market makers for FNB Corp. stock are Scott & Stringfellow, Keefe, Bruyette & Woods, Goldman Sachs, FIG Partners LLC, Ferris Baker Watts, Knight Securities, Ryan, Beck & Company, Trident Securities, Sandler O'Neill & Partners and Stern Agee and Leach.

    CONTACT: FNB Corp.
             Jerry A. Little, 336-626-8300